Exhibit 3.1

ARTICLES OF INCORPORATION

OF

BANK BUILDING CORPORATION

The undersigned hereby forms a stock corporation under the provisions of Chapter 9 of Title 13.1 of the Code of Virginia (1950), as amended, and to that end sets forth the following:

ARTICLE ONE: NAME

The name of this stock corporation shall be BANK BUILDING CORPORATION (hereinafter referred to as “the Corporation”).

ARTICLE TWO: PURPOSES AND POWERS

The purposes for which the Corporation is organized are as follows:

a. To have perpetual duration and succession in its corporate name and the same powers as an individual to do all things necessary or convenient to carry out its business and affairs;

b. To sue and be sued, complain and defend, in its corporate name;

c. To have a corporate seal which may be altered at pleasure, and to use the same by causing it, or a facsimile thereof, to be in any manner reproduced, but failure to use the corporate seal shall not affect the validity of any instrument;

d. To purchase, take by gift, devise or bequest, receive, lease or otherwise acquire, own, hold, improve, use and otherwise deal in and with, real or personal property, or any interest therein wherever situated;

e. To sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets;

f. To lend money to its employees, officers and directors, and otherwise assist them;

g. To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, stock, securities or other interests in, or obligations of, other domestic or foreign corporations organized for any purpose, associations, partnerships or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof;

h. To make contracts and guarantees and incur liabilities, borrow money at such rates of interest as the Corporation may determine, issue its notes, bonds and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property, franchises and income;

i. To lend money for its corporate purposes, invest and re-invest its funds, and take and hold real and personal property as security for the payment of funds so loaned and invested;

j. To conduct its business, carry on its operations, hold property, have offices and exercise the powers granted by Title 13.1 of the Code of Virginia (1950), as amended, within or without the Commonwealth of Virginia;

k. To elect or appoint officers and agents of the Corporation, and define their duties and fix their compensation;

l. To make and alter Bylaws, not inconsistent with these Articles of Incorporation or with the laws of the Commonwealth of Virginia, for the administration and regulation of the affairs of the Corporation;

m. To make by action of its Board of Directors donations for the public welfare or for religious, charitable, scientific, literary or educational purposes;

n. To pay pensions and establish pension plans, pension trusts, profit-sharing plans, stock option plans, stock purchase plans, and other incentive and compensation plans for any and all directors, officers, and employees of the Corporation or of its subsidiaries;

o. To pay compensation, or to pay additional compensation, to any or all directors, officers and employees on account of services previously rendered to the Corporation, whether or not an agreement to pay such compensation was made before such services were rendered;

p. To insure for its benefit, the life of any of its directors, officers, or employees, and to continue such insurance after the relationship terminates;

q. To cease its corporate activities and surrender its corporate franchise;

r. To have and exercise all powers necessary or convenient to effect any or all of the purposes for which the Corporation is organized;

s. To enter into partnership agreements, joint ventures, or other association of any kind with other corporations, whether organized under the laws of the Commonwealth of Virginia or otherwise, or with any individual or individuals;

t. To act as agent, broker and representative in the making, servicing, handling, sale and transfer of notes, bonds and other evidences of indebtedness, federal or otherwise, secured by mortgage, deed of trust or otherwise, or unsecured; to negotiate, make and procure loans on real estate, leasehold interests and other properties, real or personal; to lend money on bonds, notes and other evidences of indebtedness, secured or unsecured by mortgage, deed of trust, or other liens on real estate or other property; to buy, sell, pledge, mortgage and otherwise deal in any of such securities, and to act as agent or broker for others in the purchase, sale, servicing and management of such securities, and of real estate and other property; to acquire by purchase or lease, real and personal property and to sell, lease, sublet, rent or otherwise dispose of the same and to do all acts necessary, incidental or property in a general mortgage or loan business which are not in violation of the laws of the Commonwealth of Virginia or the United State of America;

u. To purchase, subscribe for and otherwise acquire and to hold for investment or otherwise any bonds or other securities or evidences of indebtedness issued by any corporation or person, or any shares of capital stock or warrants or rights in connection therewith, created or issued by other corporations; to sell, assign, transfer, mortgage, pledge or otherwise dispose of any bonds, securities, evidences of indebtedness, or shares of stock, and while the owner thereof to exercise all the powers and rights of ownership, including the right to vote thereon and to do a general investment business;

v. To have and exercise all such general powers as are accorded stock corporations under the laws of the Commonwealth of Virginia and the United States of America, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the aforesaid business, provided the same be not inconsistent with the laws under which the Corporation is organized.

ARTICLE THREE: NUMBER OF SHARES

The aggregate number of shares which the Corporation shall have authority to issue and the par value per share are as follows:

Class and Series	Number of Shares	Par Value Per Share
Common	400,000	No Par

ARTICLE FIVE: REGISTERED OFFICE AND AGENT

The initial registered office of the Corporation is to be located in Henry County, Virginia, at U. S. Route 220 North, Bassett, Virginia 24055. The name of the county in which the initial registered office is located is Henry, Virginia. The name of the initial registered agent is Worth Harris Carter, Jr., who is a resident of the Commonwealth of Virginia, and a director of the Corporation, and whose business office is the same as the registered office of the Corporation.

ARTICLE SIX: INITIAL DIRECTORS

The names and addresses of the persons who are to serve as the initial Directors of the Corporation are as follows:

Name	Address
Worth Harris Carter, Jr.	805 Hazelwood Lane Martinsville, Virginia 24112

John L. Gregory, III	60 West Church Street Martinsville, Virginia 24114

James W. Haskins	60 West Church Street Martinsville, Virginia 24114

ARTICLE SEVEN: LIMIT ON LIABILITY AND INDEMNIFICATION

A. Definitions. For purposes of this Article, the following definitions shall apply:

(1) “Corporation” means this Corporation only and no predecessor entity or other legal entity;

(2) “expenses” include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

(3) “liability” means the obligation to pay a judgment, settlement, penalty, fine or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

(4) “legal entity” means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

(5) “predecessor entity” means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

(6) “proceeding” means any threatened, pending, or completed action, suit, proceeding or appeal, whether civil, criminal, administrative or investigative, and whether formal or informal.

B. Limit on Liability. In every instance permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, the liability of a director or officer of the Corporation to the Corporation or its shareholders arising out of a single transaction, occurrence or course of conduct shall be limited to one dollar.

C. Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because he is or was a director or officer of the Corporation or because he is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation while a director or officer of the Corporation, against all liabilities and reasonable expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Section C is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section D of this Article; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section C.

D. Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section C, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this Section D is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person’s rights under Section C of this Article shall be limited by the provisions of this Section D.

E. Miscellaneous. Every reference in this Article to persons who are or may be entitled to indemnification shall include all persons who formerly occupied any of the positions referred to and their respective heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent he is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation’s power to indemnify against such liability. The provisions of this Article shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

F. Applications; Amendments. The provisions of this Article shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before its adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereunto to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

Given under my hand this 31st day of March, 1988.

/s/ John L. Gregory, III
John L. Gregory, III
Incorporator

JOHN L. GREGORY, III

YOUNG, HASKINS, MANN

& GREGORY, P.C.

60 West Church Street

Martinsville, VA 24114-0072